As filed with the Securities and Exchange Commission on March 30, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

 REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BellRing Brands, Inc.

(Exact name of registrant as specified in its charter)

Delaware	83-4096323
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2503 S. Hanley Road

St. Louis, Missouri 63144

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

BellRing Brands, Inc. Deferred Compensation Plan for Directors

(Full title of the plan)

Craig L. Rosenthal
Senior Vice President, General Counsel and Secretary
BellRing Brands, Inc.
2503 S. Hanley Road

St. Louis, Missouri 63144

(314) 644-7600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee
Class A Common Stock, par value $0.01 per share – Deferred Compensation Plan for Directors	300,000	$14.495	$4,348,500	$564.44

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such additional shares of Class A Common Stock, par value $0.01 per share (“Class A Common Stock”), of BellRing Brands, Inc., a Delaware corporation (the “Company,” “we” or “our”), as may be issued as a result of a stock split, stock dividend, recapitalization or similar transaction.

(2)

This amount is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act based upon the average of the high and low prices of the Company’s Class A Common Stock as reported on the New York Stock Exchange on March 25, 2020.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

In accordance with Rule 428 under the Securities Act and the instructional note to Part I of Form S-8, the information specified in Part I of Form S-8 has been omitted from the filing of this Registration Statement. The documents containing the information specified in Part I of Form S-8 will be sent or given to participating employees as specified by Rule 428(b)(1) of the Securities Act. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents, which we filed with the Securities and Exchange Commission (the “SEC”), are incorporated by reference in this Registration Statement:

(a)the Company’s annual report on Form 10-K for the fiscal year ended September 30, 2019 filed on November 22, 2019.

(b)the Company’s quarterly report on Form 10-Q for the fiscal quarter ended December 31, 2019, filed on February 7, 2020;

(c)the Company’s current reports filed on Form 8-K (excluding Items 2.02 and 7.01), filed with the Commission on November 22, 2019, December 9, 2019, January 7, 2020, March 12, 2020, March 24, 2020 and March 30, 2020.

(d)the description of the Company’s Class A Common Stock contained in the Company’s Registration Statement on Form 8-A (File No. 001-39093) filed with the SEC on October 16, 2019 and any amendments or reports filed for the purpose of updating such description.

In addition, all other reports and documents subsequently filed with the SEC by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents, except for the documents, or portions thereof, that are “furnished” (e.g., the portions of those documents set forth under Items 2.02 or 7.01 of Form 8-K or other information “furnished” to the SEC) rather than filed with the SEC. Any statement contained herein or in any document incorporated by reference or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.Description of Securities

Not applicable.

Item 5.Interest of Named Experts and Counsel

None.

Item 6. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director,

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officer, employee or agent to the corporation. The Delaware General Corporation law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The Company’s amended and restated certificate of incorporation provides for indemnification by the Company of its directors, officers, employees and agents to the fullest extent permitted by the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Company’s amended and restated certificate of incorporation provides for such limitation of liability.

In addition, we maintain directors’ and officers’ liability insurance to provide our directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, error and other wrongful acts.

We also entered into indemnification agreements with our directors and our executive officers. These agreements contain provisions that may require us, among other things, to indemnify these directors and executive officers against certain liabilities that may arise because of their status or service as directors or executive officers.

At present there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification is required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

Item 7.	Exemption from Registration Claimed

Not Applicable.

Item 8.	Exhibits.

Exhibit No.	Description
4.1	Amended and Restated Certificate of Incorporation of BellRing Brands, Inc. (Incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K filed on October 21, 2019)
4.2	Amended and Restated Bylaws of BellRing Brands, Inc. (Incorporated by reference to Exhibit 3.2 to the Company’s Form 8-K filed on October 21, 2019)
4.3	Deferred Compensation Plan for Directors, dated as of January 1, 2020 (Incorporated by reference to Exhibit 10.20 to the Company’s Form 10-K filed on February 7, 2020
5.1*	Opinion of Craig L. Rosenthal, Esq., Senior Vice President and General Counsel, Secretary of BellRing Brands, Inc.
23.1*	Consent of PricewaterhouseCoopers LLP
23.2*	Consent of PricewaterhouseCoopers LLP
23.2*	Consent of Craig L. Rosenthal, Esq., Senior Vice President and General Counsel, Secretary of BellRing Brands, Inc. (included in Exhibit 5.1)
24.1*	Power of Attorney (included on signature page)

* Filed herewith.

Item 9.                Undertakings

The undersigned registrant hereby undertakes:

(a) (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

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(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri on March 30, 2020.

BellRing Brands, Inc.

By:	/s/ Darcy Horn Davenport
Name:	Darcy Horn Davenport
Title:	President and Chief Executive Officer

Power of Attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Craig L. Rosenthal and Paul A. Rode, with full power to each of them to act alone, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, or their substitute or substitutes full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert V. Vitale	Executive Chairman (Co-Principal Executive Officer and Director)	March 30, 2020
Robert V. Vitale

/s/ Darcy Horn Davenport	President and Chief Executive Officer and Director (Co-Principal Executive Officer)	March 30, 2020
Darcy Horn Davenport

/s/ Paul A. Rode	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	March 30, 2020
Paul A. Rode

/s/ Thomas P. Erickson	Director	March 30, 2020
Thomas P. Erickson

/s/ Jennifer Kuperman Johnson	Director	March 30, 2020
Jennifer Kuperman Johnson

/s/ Elliot H. Stein, Jr.	Director	March 30, 2020
Elliot H. Stein, Jr.